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                                                                     EXHIBIT 5.0

                      [Logo of Arthur J. Gallagher & Co.]


June 11, 2001



SECURITIES AND EXCHANGE COMMISSION
450 Fifth Street N.W.
Washington, D.C. 20549


Re:  Arthur J. Gallagher & Co.
     Registration Statement on Form S-8

Gentlemen:

I am counsel for Arthur J. Gallagher & CO. (the "Company") in connection with the above referenced Registration Statement on Form S-8 (the "Registration Statement"), relating to the registration of 3,767,568 shares of the Company's Common Stock, par value $1.00 per share (the "Shares"), to be issued pursuant to the terms of the Arthur J. Gallagher & Co. 1988 Nonqualified Stock Option Plan, 1989 Non-Employee Directors' Stock Option Plan and the Gallagher Healthcare Insurance Services, Inc. 2001 Nonqualified Stock Option Plan (the "Plans").

In this connection, I have examined the originals or copies identified to my satisfaction of such documents, corporate and other records, certificates, and other papers as I deemed necessary to examine for purposes of this opinion.

Based upon such examination, I am of the opinion that the Shares of Common Stock which may be issued to officers, employees and directors of the Company pursuant to the Plans will be duly and legally authorized and issued, fully paid, and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me in the Registration Statement and the related Prospectuses.

Very truly yours,


/s/ John C. Rosengren

JOHN C. ROSENGREN
Vice President and General Counsel